SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G

                    Under the Securities Exchange Act of 1934




                             Pharsight Corporation
------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   71721Q 10 1
------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 August 9, 2000
------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the  appropriate box to designate the rule pursuant to which this
Schedule is filed:

[ ]     Rule 13d-1(b)

[ ]     Rule 13d-1(c)

[X]     Rule 13d-1(d)

                         (Continued on following pages)




                               Page 1 of 17 Pages
                       Exhibit Index Contained on Page 15

------------------------------------------------------------------------------
CUSIP NO. 71721Q 10 1                13 G                   Page 2 of 17 pages
------------------------------------------------------------------------------

1            NAME OF REPORTING ENTITY
                             Asset Management Associates 1996, L.P. ("AMA 96")
------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a)  [ ]         (b) [X]
------------------------------------------------------------------------------

3            SEC USE ONLY
------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                                                California Limited Partnership
------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          3,216,242 shares, except that
           BENEFICIALLY                       AMC 96, the general partner of
          OWNED BY EACH                       AMA 96, and Shoch, Taylor,
            REPORTING                         Johnson, Sanders, Kelly and
             PERSON                           Di Bona, general partners of
              WITH                            AMC 96, may be deemed to have
                                              shared power to vote these
                                              shares.
------------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to item 5.
------------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              3,216,242 shares, except that
                                              AMC 96, the general partner of
                                              AMA 96, and Shoch, Taylor,
                                              Johnson, Sanders, Kelly and
                                              Di Bona,  general partners of
                                              AMC 96, may be deemed to have
                                              shared power to vote these
                                              shares.
------------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to item 7.
------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                        3,216,242
------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                      [ ]
------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         17.6%
------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                            PN
------------------------------------------------------------------------------
[FN]

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------------------------------------------------------
CUSIP NO. 71721Q 10 1                13 G                   Page 3 of 17 pages
------------------------------------------------------------------------------

1            NAME OF REPORTING ENTITY
                                              AMC Partners 96, L.P. ("AMC 96")
------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a)  [ ]         (b) [X]
------------------------------------------------------------------------------

3            SEC USE ONLY
------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                                                California Limited Partnership
------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0
           BENEFICIALLY
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
------------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              3,216,242 shares, all of which
                                              are owned by AMA 96.  AMC 96, is
                                              the general partner of AMA 96
                                              and Shoch, Taylor, Johnson,
                                              Sanders, Kelly and Di Bona,
                                              general partners of AMC 96, may
                                              be deemed to have shared power
                                              to vote these shares.
------------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0
------------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              3,216,242 shares, all of which
                                              are owned by AMA 96.  AMC 96, is
                                              the general partner of AMA 96
                                              and Shoch, Taylor, Johnson,
                                              Sanders, Kelly and Di Bona,
                                              general partners of AMC 96, may
                                              be deemed to have shared power
                                              to vote these shares.
------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                        3,216,242
------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                      [ ]
------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         17.6%
------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                            PN
------------------------------------------------------------------------------
[FN]
                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------------------------------------------------------
CUSIP NO. 71721Q 10 1                13 G                   Page 4 of 17 pages
------------------------------------------------------------------------------

1            NAME OF REPORTING ENTITY
                                                          John Shoch ("Shoch")
------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a)  [ ]         (b) [X]
------------------------------------------------------------------------------

3            SEC USE ONLY
------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                 United States
------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares.
           BENEFICIALLY
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
------------------------------------------------------------------------------


                                     6        SHARED VOTING POWER
                                              3,216,242 shares are directly
                                              owned by AMA 96.  Shoch is a
                                              general partner of AMC 96, which
                                              is the general partner of AMA 96
                                              and may be deemed to have shared
                                              power to vote these shares.
------------------------------------------------------------------------------


                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
------------------------------------------------------------------------------


                                     8        SHARED DISPOSITIVE POWER
                                              3,216,242 shares are directly
                                              owned by AMA 96.  Shoch is a
                                              general partner of AMC 96, which
                                              is the general partner of AMA 96
                                              and may be deemed to have shared
                                              power to vote these shares.
------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                        3,216,242
------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                      [ ]
------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         17.6%
------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                            IN
------------------------------------------------------------------------------

[FN]

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------------------------------------------------------
CUSIP NO. 71721Q 10 1                13 G                   Page 5 of 17 pages
------------------------------------------------------------------------------

1            NAME OF REPORTING ENTITY
                                                       Craig Taylor ("Taylor")
------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a)  [ ]         (b) [X]
------------------------------------------------------------------------------

3            SEC USE ONLY
------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                 United States
------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares.
           BENEFICIALLY
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
------------------------------------------------------------------------------


                                     6        SHARED VOTING POWER
                                              3,216,242 shares are directly
                                              owned by AMA 96.  Taylor is a
                                              general partner of AMC 96, which
                                              is the general partner of AMA 96
                                              and may be deemed to have shared
                                              power to vote these shares.
------------------------------------------------------------------------------


                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
------------------------------------------------------------------------------


                                     8        SHARED DISPOSITIVE POWER
                                              3,216,242 shares are directly
                                              owned by AMA 96.  Taylor is a
                                              general partner of AMC 96, which
                                              is the general partner of AMA 96
                                              and may be deemed to have shared
                                              power to vote these shares.
------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                        3,216,242
------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                      [ ]
------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         17.6%
------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                            IN
------------------------------------------------------------------------------
[FN]


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------------------------------------------------------
CUSIP NO. 71721Q 10 1                13 G                   Page 6 of 17 pages
------------------------------------------------------------------------------

1            NAME OF REPORTING ENTITY
                                                W. Ferrell Sanders ("Sanders")
------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a)  [ ]         (b) [X]
------------------------------------------------------------------------------

3            SEC USE ONLY
------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                 United States
------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares.
           BENEFICIALLY
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
------------------------------------------------------------------------------


                                     6        SHARED VOTING POWER
                                              3,216,242 shares are directly
                                              owned by AMA 96.  Sanders is a
                                              general partner of AMC 96, which
                                              is the general partner of AMA 96
                                              and may be deemed to have shared
                                              power to vote these shares.
------------------------------------------------------------------------------


                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
------------------------------------------------------------------------------


                                     8        SHARED DISPOSITIVE POWER
                                              3,216,242 shares are directly
                                              owned by AMA 96.  Sanders is a
                                              general partner of AMC 96, which
                                              is the general partner of AMA 96
                                              and may be deemed to have shared
                                              power to vote these shares.
------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                        3,216,242
------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                      [ ]
------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         17.6%
------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                            IN
------------------------------------------------------------------------------
[FN]


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------------------------------------------------------
CUSIP NO. 71721Q 10 1                13 G                   Page 7 of 17 pages
------------------------------------------------------------------------------

1            NAME OF REPORTING ENTITY
                                                    Douglas E. Kelly ("Kelly")
------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a)  [ ]         (b) [X]
------------------------------------------------------------------------------

3            SEC USE ONLY
------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                 United States
------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares.
           BENEFICIALLY
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
------------------------------------------------------------------------------


                                     6        SHARED VOTING POWER
                                              3,216,242 shares are directly
                                              owned by AMA 96.  Kelly is a
                                              general partner of AMC 96, which
                                              is the general partner of AMA 96
                                              and may be deemed to have shared
                                              power to vote these shares.
------------------------------------------------------------------------------


                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
------------------------------------------------------------------------------


                                     8        SHARED DISPOSITIVE POWER
                                              3,216,242 shares are directly
                                              owned by AMA 96.  Kelly is a
                                              general partner of AMC 96, which
                                              is the general partner of AMA 96
                                              and may be deemed to have shared
                                              power to vote these shares.
------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                        3,216,242
------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                      [ ]
------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         17.6%
------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                            IN
------------------------------------------------------------------------------

[FN]


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------------------------------------------------------
CUSIP NO. 71721Q 10 1                13 G                   Page 8 of 17 pages
------------------------------------------------------------------------------

1            NAME OF REPORTING ENTITY
                                                      Tony Di Bona ("Di Bona")
------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a)  [ ]         (b) [X]
------------------------------------------------------------------------------

3            SEC USE ONLY
------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                     Australia
------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares.
           BENEFICIALLY
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
------------------------------------------------------------------------------


                                     6        SHARED VOTING POWER
                                              3,216,242 shares are directly
                                              owned by AMA 96.  Di Bona is a
                                              general partner of AMC 96, which
                                              is the general partner of AMA 96
                                              and may be deemed to have shared
                                              power to vote these shares.
------------------------------------------------------------------------------


                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
------------------------------------------------------------------------------


                                     8        SHARED DISPOSITIVE POWER
                                              3,216,242 shares are directly
                                              owned by AMA 96.  Di Bona is a
                                              general partner of AMC 96, which
                                              is the general partner of AMA 96
                                              and may be deemed to have shared
                                              power to vote these shares.
------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                        3,216,242
------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                      [ ]
------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         17.6%
------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                            IN
------------------------------------------------------------------------------
[FN]


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------------------------------------------------------
CUSIP NO. 71721Q 10 1                13 G                   Page 9 of 17 pages
------------------------------------------------------------------------------

1            NAME OF REPORTING ENTITY
                                          Franklin P. Johnson, Jr. ("Johnson")
------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a)  [ ]         (b) [X]
------------------------------------------------------------------------------

3            SEC USE ONLY
------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                 United States
------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares.
           BENEFICIALLY
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
------------------------------------------------------------------------------


                                     6        SHARED VOTING POWER
                                              3,216,242 shares are directly
                                              owned by AMA 96.  Johnson is a
                                              general partner of AMC 96, which
                                              is the general partner of AMA 96
                                              and may be deemed to have shared
                                              power to vote these shares.
------------------------------------------------------------------------------


                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
------------------------------------------------------------------------------


                                     8        SHARED DISPOSITIVE POWER
                                              3,216,242 shares are directly
                                              owned by AMA 96.  Johnson is a
                                              general partner of AMC 96, which
                                              is the general partner of AMA 96
                                              and may be deemed to have shared
                                              power to vote these shares.
------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                        3,216,242
------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                      [ ]
------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         17.6%
------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                            IN
------------------------------------------------------------------------------
[FN]


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------------------------------------------------------
CUSIP NO. 71721Q 10 1                13 G                  Page 10 of 17 pages
------------------------------------------------------------------------------


ITEM 1(A).        NAME OF ISSUER

                  Pharsight Corporation

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  800 W. El Camino Real, Suite 200
                  Mountain View, CA  94040

ITEM 2(A).        NAME OF PERSONS FILING

                  This Statement is filed by Asset Management Associates 1996, L.P. ("AMA 96"), AMC Partners 96, L.P. ("AMC 96"), John Shoch ("Shoch"), Craig Taylor ("Taylor"), Franklin P. Johnson, Jr. ("Johnson"), W. Ferrell Sanders ("Sanders"), Douglas E. Kelly ("Kelly"), and Tony Di Bona ("Di Bona"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                  AMC 96 is the general partner of AMA 96, and Shoch, Taylor, Johnson, Sanders, Kelly and Di Bona are general partners of AMC 96. AMC 96, Shoch, Taylor, Johnson, Sanders, Kelly and Di Bona may be deemed to have indirect beneficial ownership of shares of the issuer owned directly by AMA 96.

                  AMC 96, Shoch, Taylor, Johnson, Sanders, Kelly and Di Bona hereby disclaim beneficial ownership of shares of issuer directly owned by AMA 96 except to the extent of any indirect pecuniary interest therein.

ITEM 2(B).        ADDRESS OF PRINCIPAL OFFICE

                  The address for each of the Reporting Persons is:

                  Alloy Ventures.
                  480 Cowper Street, 2nd Fl.
                  Palo Alto, CA  94301

ITEM 2(C)         CITIZENSHIP

                  AMA 96 is a California limited partnership, AMC 96 is a California limited partnership, and Shoch, Taylor, Johnson, Sanders and Kelly are all United States citizens, Di Bona is an Australian citizen.

ITEM 2(D) AND (E). TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER

                  Common Stock
                  CUSIP # 71721Q 10 1

------------------------------------------------------------------------------
CUSIP NO. 71721Q 10 1                13 G                  Page 11 of 17 pages
------------------------------------------------------------------------------

ITEM 3.  Not Applicable

ITEM 4.  OWNERSHIP

            (a) Amount beneficially owned:

                See Row 9 of cover page for each Reporting Person.

            (b) Percent of Class:

                See Row 11 of cover page for each Reporting Person.

            (c) Number of shares as to which such person has:

                   (i)  Sole power to vote or to direct the vote:

                        See Row 5 of cover page for each Reporting  Person.

                   (ii) Shared power to vote or to direct the vote:

                        See Row 6 of cover page for each Reporting Person.

                  (iii) Sole power to dispose or to direct the disposition of:

                        See Row 7 of cover page for each Reporting Person.

                   (iv) Shared power to dispose or to direct the disposition of:

                        See Row 8 of cover page for each Reporting Person.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

        Under certain circumstances set forth in the limited partnership agreements of AMA 96 and AMC 96, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

------------------------------------------------------------------------------
CUSIP NO. 71721Q 10 1                13 G                  Page 12 of 17 pages
------------------------------------------------------------------------------

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable

ITEM 10. CERTIFICATION.

         Not applicable

------------------------------------------------------------------------------
CUSIP NO. 71721Q 10 1                13 G                  Page 13 of 17 pages
------------------------------------------------------------------------------
                                   SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:   February 9, 2001


                                      ASSET MANAGEMENT ASSOCIATES 1996
                                      By:  AMC Partners 96, L.P.


                                      By:  /s/ Tony Di Bona
                                           ---------------------------
                                           Tony Di Bona, General Partner


                                      AMC PARTNERS 96, L.P.



                                      By:  /s/ Tony Di Bona
                                           ---------------------------
                                           Tony Di Bona, General Partner

------------------------------------------------------------------------------
CUSIP NO. 71721Q 10 1                13 G                  Page 14 of 17 pages
------------------------------------------------------------------------------

                                   /s/ John Shoch
                                   ------------------------------------------
                                   JOHN SHOCH


                                   /s/ Craig Taylor
                                   ------------------------------------------
                                   CRAIG TAYLOR


                                   /s/ Franklin P. Johnson, Jr.
                                   ------------------------------------------
                                   FRANKLIN P. JOHNSON, JR.


                                   /s/ W. Ferrell Sanders
                                   ------------------------------------------
                                   W. FERRELL SANDERS


                                   /s/ Douglas E. Kelly
                                   ------------------------------------------
                                   DOUGLAS E. KELLY


                                   /s/ Tony Di Bona
                                   ------------------------------------------
                                   TONY DI BONA

------------------------------------------------------------------------------
CUSIP NO. 71721Q 10 1                13 G                  Page 15 of 17 pages
------------------------------------------------------------------------------

                                  EXHIBIT INDEX


                                                                   Found on
                                                                 Sequentially
Exhibit                                                          Numbered Page
- -------                                                        -------------

Exhibit A:  Agreement of Joint Filing                            Page 16-17

------------------------------------------------------------------------------
CUSIP NO. 71721Q 10 1                13 G                  Page 16 of 17 pages
------------------------------------------------------------------------------




                                    EXHIBIT A



                            Agreement of Joint Filing

                  The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Conductus, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

         Executed this 9th day of February, 2001.

ASSET MANAGEMENT ASSOCIATES 1996
                                      By:  AMC Partners 96, L.P.


                                      By:  /s/ Tony Di Bona
                                           ---------------------------
                                           Tony Di Bona, General Partner


                                      AMC PARTNERS 96, L.P.



                                      By:  /s/ Tony Di Bona
                                           ---------------------------
                                           Tony Di Bona, General Partner

------------------------------------------------------------------------------
CUSIP NO. 71721Q 10 1                13 G                  Page 17 of 17 pages
------------------------------------------------------------------------------



                                   /s/ John Shoch
                                   ------------------------------------------
                                   JOHN SHOCH


                                   /s/ Craig Taylor
                                   ------------------------------------------
                                   CRAIG TAYLOR


                                   /s/ Franklin P. Johnson, Jr.
                                   ------------------------------------------
                                   FRANKLIN P. JOHNSON, JR.


                                   /s/ W. Ferrell Sanders
                                   ------------------------------------------
                                   W. FERRELL SANDERS


                                   /s/ Douglas E. Kelly
                                   ------------------------------------------
                                   DOUGLAS E. KELLY


                                   /s/ Tony Di Bona
                                   ------------------------------------------
                                   TONY DI BONA